Exhibit 99.1

BG Medicine Reports Third Quarter 2012 Financial Results and Provides Business Update

Waltham, Mass., November 13, 2012 – BG Medicine, Inc. (NASDAQ: BGMD) today reported financial results for the third quarter ended September 30, 2012 and provided a business update.

Total revenue increased to $0.6 million in the third quarter of 2012 compared to $0.2 million in the same period in 2011. Product revenue from the BGM Galectin-3® test was $0.6 million in the third quarter of 2012, compared to $0.1 million in the same period in 2011.

Operating expenses for the third quarter of 2012 increased by $2.1 million to $7.2 million compared to 2011. This increase was driven by an increase in research and development investment of $0.6 million related primarily to the CardioSCORE™ test program and by an increase in sales and marketing expense of $0.9 million to support commercialization of the BGM Galectin-3 test. General and administrative expenses increased $0.4 million primarily due to personnel related costs and public company related expenses.

Net loss for the quarter was $6.8 million compared with a loss of $4.9 million in the third quarter of 2011.

Basic and diluted net loss per share attributable to common shareholders was $(0.34) in the third quarter of 2012, compared with basic and diluted net income per share of $(0.25) for the same period of 2011.

At September 30, 2012, the Company had cash and cash equivalents totaling approximately $18.1 million compared to $24.4 million at December 31, 2011.

“Over the past quarter, we continued to make important progress with the BGM Galectin-3 test by augmenting U.S. sales and marketing efforts and expanding into other markets,” said Eric Bouvier, president and chief executive officer of BG Medicine. “With our new corporate strategy and structure in place, we look forward to maximizing control over the commercial execution of the BGM Galectin-3 and CardioSCORE tests, which we believe will assist us to become a leader in delivering novel cardiovascular diagnostics that address significant unmet medical needs.”

Financial Results for the Nine Months Ended September 30, 2012

Total revenue for the nine months ended September 30, 2012 was $1.7 million compared to $1.3 million in the same period in 2011. Product revenue from the BGM Galectin-3 test was $1.6 million in the nine months ended September 2012, compared to $0.1 million in the same period in 2011. Service revenue from collaborations decreased to $0.2 million in the nine months ended September 30, 2012 from $1.1 million in the corresponding period in 2011 as the Company focused its efforts on the commercialization of the BGM Galectin-3 test.

Operating expenses for the first nine months of 2012 were $21.9 million compared with operating expenses for the comparable period in 2011 of $14.0 million. This increase in operating expenses included higher research and development investments of $1.7 million primarily related to the BGM Galectin-3 and CardioSCORE test programs and an increase in sales and marketing expenses of $3.7 million related primarily to commercialization of the BGM Galectin-3 test in the U.S. and European markets. General and administrative expenses increased $2.2 million, mainly from personnel related costs and public company related expenses.

Net loss was $20.9 million for the nine months ended September 30, 2012, compared with $12.9 million during the same period of 2011.

Basic and diluted net loss per share attributable to common shareholders was $(1.04) for the first nine months of 2012, compared with basic and diluted net income per share of $(0.77) for the same period of 2011.

Cash used in operations was $16.5 million during the first nine months of 2012 compared to $11.2 million during the same period in 2011. In February 2012, BG Medicine borrowed $10 million under a $15 million term loan facility.

BGM Galectin-3 Test and CardioSCORE Test Commercial Strategy Update

In a separate press release issued today, BG Medicine provided an update on its new commercial strategy to speed the adoption of its cardiovascular diagnostic tests.

As part of BG Medicine’s new commercial strategy, the Company implemented a strategic reorganization of its research and development department, away from its previous focus on early stage discovery and toward a more commercially-oriented role in support of studies designed to further differentiate and support the BGM Galectin-3 and CardioSCORE tests in the marketplace. As a result of this reorganization, 11 positions in early discovery research have been eliminated, enabling the company to dedicate a greater share of its research and development budget to commercial support and market growth activities. As a result, the Company will record a fourth quarter charge of approximately $150,000, with expected savings of up to $1.2 million in 2013.

Other Recent Business Updates

CardioSCORE Test

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BG Medicine is continuing its dialogue with the FDA regarding the additional information requested by the FDA with respect to the original 510(k) premarket notification submitted for the CardioSCORETM test

BGM Galectin-3 Test Commercial Progress and Expansion Into Additional International Markets

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In July 2012, Abbott Diagnostics, one of the Company’s four diagnostic instrument manufacturer partners developing automated versions of the BGM Galectin-3 test, filed a 510(k) premarket notification to the FDA for regulatory clearance for the ARCHITECT® galectin-3 assay used with Abbott’s fully automated ARCHITECT® immunochemistry instrument platform. This filing represents the first filing of an automated platform version of the BGM Galectin-3 test by one of BG Medicine’s four partners.

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An independent research study, “Galectin-3, a Marker of Cardiac Fibrosis, Predicts Incident Heart Failure in the Community” was published in the Journal of the American College of Cardiology (JACC) in September 2012. The study demonstrated that men and women with baseline blood levels of galectin-3 in the highest quartile had heart failure incidence rates that were more than twice as high as those of all other study participants, over a ten- year follow-up period. The results published in JACC emphasized the significance of being able to detect factors that impact the identification and progression of heart failure.

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In October 2012, BG Medicine entered into an agreement with Kindstar Diagnostics Co. Ltd., the largest esoteric diagnostic testing business in China, which will enable Kindstar to offer galectin-3 testing services for the management of heart failure patients in China.

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At the American Heart Association (AHA) Scientific Sessions 2012 in Los Angeles earlier in November, the Company launched an aggressive marketing campaign focused on leveraging the role that the BGM Galectin-3 test can play in helping to reduce unplanned hospital readmissions.

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Also at the AHA Scientific Sessions 2012, researchers from Northwestern University, the Massachusetts General Hospital, the University of Maryland School of Medicine, the University Medical Center of Groningen, and the Company presented results on the utility of galectin-3 testing for identifying heart failure patients at risk of unplanned near-term rehospitalization, in a presentation titled “Use of Galectin-3 to Create a Simplified Heart Failure Rehospitalization Risk Model.”

BGM Galectin-3 Test CPT Code Status

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In November 2012, BG Medicine announced that the Centers for Medicare and Medicaid Services (CMS), in the Final Determination for the Medicare Clinical Laboratory Fee Schedule for 2013, assigned a payment rate for the BGM Galectin-3 test under new, analyte-specific Current Procedural Terminology (CPT®) code 82777 effective January 1, 2013, and the payment rate will be crosswalked to the code under which the test is currently paid.

CardioSCORE Test Data Analyses Presented at American Heart Association (AHA) Meeting

Results of retrospective analyses of the BioImage Study cohort were presented during November 4th-7th at the American Heart Association (AHA) Scientific Sessions 2012 in Los Angeles. These presentations resulted from research sponsored by the company and included data on the CardioSCORE™ test.

In four scientific presentations, investigators from the Mt. Sinai School of Medicine and the Baptist Hospital of Miami jointly presented the following findings:

•	“BioImage Study: Value of Novel Biomarker Panel (CardioSCORE) in Predicting Major Adverse Cardiovascular Events among those with Absence of Coronary Calcification”;

•	“BioImage Study: Novel Biomarker Panel (CardioSCORE) for the Prediction of First Major Cardiovascular Events across the Full Range of Framingham Risk Scores”;

•	“BioImage Study: Combined Use of Novel Biomarker Panel (CardioSCORE) and Computed Tomography Coronary Calcium Scores in Predicting Major Adverse Cardiovascular Events” ; and

•	“BioImage Study: Reclassification and Discrimination by Novel Biomarker Panel (CardioSCORE), Coronary Calcium Score, Carotid Intima-Media Thickness & Plaque Burden in Asymptomatic Individuals.”

Strengthening Senior Management and Commercial Team

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To support the Company’s continuing transition into a commercial organization, BG Medicine further strengthened its Senior Management Team by adding four strong members with previous commercial cardiovascular disease and diagnostics industry experience, including Bill Densel as CardioSCORE General Manager, Howard Rosen as Vice President, U.S. Sales and Marketing, Thomas Bendix Mortensen as Vice President, European Sales and Marketing, and Chuck Abdalian, as Chief Financial Officer.

Upcoming Milestones

BG Medicine anticipates the following upcoming milestones for the BGM Galectin-3 test and the CardioSCORE test:

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Abbott Diagnostics and bioMerieux, two of the Company’s four diagnostic instrument manufacturer partners developing automated versions of the BGM Galectin-3 test, are expected to obtain CE Marks and launch their respective automated versions of the BGM Galectin-3 test in Europe.

•	Obtain a CE Mark for the CardioSCORE test in Europe.

Conference call and web cast

The Company will host a conference call and webcast today beginning at 8:00 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com.

A replay of the call will be available approximately one hour following the end of the call through November 16, 2012. The replay may be accessed by dialing (855) 859-2056 within the U.S. and Canada or (404) 537-3406 from international locations, conference ID #39743107. The call will be archived and accessible on the Web site for approximately 30 days.

Listeners are encouraged to login at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (NASDAQ: BGMD) is a diagnostics company focused on the development and commercialization of novel cardiovascular diagnostics to address significant unmet medical needs, improve patient outcomes and reduce healthcare costs. The Company’s first commercialized product, the BGM Galectin-3® test for use in patients with chronic heart failure, is available in the United States and Europe. BG Medicine is also developing the CardioSCORETM test, a blood test designed to aid in the assessment of an individual’s risk for near-term major cardiovascular events. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

The BG Medicine Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10352.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our beliefs that our new commercial strategy will place us in a much stronger position to drive our own commercial success; our ability to implement our new commercial strategy and the effectiveness of our implementation; our expectation that we will open our own CLIA lab in the first half of 2013; our expectations that having our own CLIA lab will further strengthen our ability to strengthen sales of our diagnostic tests; our belief that identifying high-risk patients through galectin-3 testing is a potentially valuable and cost-effective tool in a hospital’s strategy to reduce unplanned 30-day readmissions; our expectations that our hospital readmissions initiative will accelerate the sales ramp-up and adoption of galectin-3 testing; our expectations regarding the timing of the launch of automated versions of our galectin-3 test in Europe; our expectations for our business operations and outlook; our beliefs regarding the importance of our galectin-3 test to heart failure patients; our intention to proceed with the commercial offering of the CardioSCORE test; our intention to launch the CardioSCORE test initially in Europe through one or more partners; our belief in the significant potential of the CardioSCORE test to provide valuable information about an individual’s risk of experiencing a near-term major cardiovascular event; and our expectations regarding the impact of the BioImage Study data on potential sales and marketing of our CardioSCORE test. These statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to transition into a commercial organization and generate sufficient revenue to sustain our business; our estimates of future performance, including the expected timing of the launch of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our product candidates; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products and product candidates; our reliance on third parties to develop or distribute our product candidates and products, including our ability to enter into collaboration agreements with respect to our product candidates and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our need for additional financing; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands, except share and per share data)
	(unaudited)
Revenue:
Product revenue	$610	$87	$1,592	$144
Service revenue	31	92	151	1,111

Total revenue	641	179	1,743	1,255

Operating Expenses (1):
Cost of product revenue	209	31	552	48
Cost of service revenue	31	53	151	380
Research and development	2,549	1,936	7,662	6,010
Selling, general and administrative	4,388	3,072	13,501	7,567

Total operating expenses	7,177	5,092	21,866	14,005

Loss from operations	(6,536)	(4,913)	(20,123)	(12,750)
Interest income	9	10	17	25
Interest expense	(302)	—	(779)	(90)
Other income (expense)	15	22	15	(33)

Net loss	(6,814)	(4,881)	(20,870)	(12,848)

Accretion of redeemable convertible preferred stock	—	—	—	(118)

Net loss attributable to common stockholders	$(6,814)	$(4,881)	$(20,870)	$(12,966)

Net loss attributable to common stockholders per share—basic and diluted	$(0.34)	$(0.25)	$(1.04)	$(0.77)

Weighted-average common shares outstanding used in computing per share amounts—basic and diluted	20,320,190	19,344,905	20,118,768	16,925,693

(1) Included in operating expenses for the three months ended September 30, 2012 were non-cash charges of $724,000 including $620,000 of stock-based compensation expense and $65,000 of depreciation and amortization expenses, compared with non-cash charges for the same period in 2011 of $637,000 including $560,000 of stock-based compensation expense and $97,000 of depreciation and amortization expenses.

Included in operating expenses for the nine months ended September 30, 2012 were non-cash charges of $2.2 million, including $1.9 million of stock-based compensation expense and $210,000 of depreciation and amortization expenses, compared with non-cash charges for the same period in 2011 of $1.7 million, including $1.3 million of stock-based compensation expense and $330,000 of depreciation and amortization expenses.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	As of September 30, 2012	As of December 31, 2011
	(in thousands)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$17,579	$23,874
Restricted cash	473	565
Accounts receivable	147	115
Inventory	452	212
Prepaid expenses and other current assets	749	550

Total current assets	19,400	25,316
Property and equipment, net	239	301
Intangible assets, net	393	456
Deposits and other assets	116	37

Total assets	$20,148	$26,110

Liabilities and Stockholders' Equity
Current liabilities
Term loan, current portion	$2,237	$—
Accounts payable	1,002	487
Accrued expenses	5,394	3,348
Deferred revenue and customer deposits	1,180	1,368

Total current liabilities	9,813	5,203
Term loan, net of current portion	7,593	—
Warrant liability	10	15
Stockholders' equity	2,732	20,892

Total liabilities and stockholders' equity	$20,148	$26,110

The condensed consolidated balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements at the date included in the Company's Form 10-K for the fiscal year ended December 31, 2011.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2012	2011
	(in thousands)
	(unaudited)
Net cash flows from operating activities	(16,521)	(11,196)

Net cash flows from investing activities	(85)	(14,313)

Net cash flows from financing activities (1)	10,311	36,185

Net (decrease) increase in cash and cash equivalents	(6,295)	10,676

Cash and cash equivalents, beginning of period	23,874	2,425

Cash and cash equivalents, end of period	$17,579	$13,101

(1) For the nine months ended September 30, 2012, cash flows provided by financing activities include proceeds from the $10.0 million term loan. For the nine months ended September 30, 2011, cash flows provided by financing activities include net proceeds of $36.2 million from the initial public offering.